Exhibit 99.1

STONE ENERGY CORPORATION

Announces Production Update and Additional Hedges

NYSE—SGY
LAFAYETTE, LA. June 22, 2004

     Stone Energy today announced that it will begin posting on its Web site (http://www.stoneenergy.com) estimates of average daily production volumes for each month on a historical basis for the remainder of 2004. The estimate will be available approximately twenty (20) days following the end of the month. Average daily production rate estimates for April and May are approximately 263 MMcfe, which is flat with first quarter 2004 average daily production.

     Stone Energy Corporation also announced that production from South Pelto Block 22 has reached stabilized producing rates. Preliminary estimates for this new field indicated primarily natural gas production; however, the initial completions are generating primarily oil production. Two wells in the field are flowing at a combined stabilized gross daily rate of approximately 2,000 barrels of oil and 5.3 MMcf of natural gas. The third well will be re-completed within the next seven to ten days to an up-hole zone after depletion of the first of six pay zones logged productive in the well. Stone has a 50% working interest and 40.7% net revenue interest in these wells before adjustment for royalty relief.

     A portion of Stone Energy’s expected 2005 gas production volumes from the Gulf of Mexico has been hedged with zero-premium collars. The collars effectively hedge 20,000 MMBtu per day at a floor price of $4.00 per MMBtu and a ceiling price of $13.50 per MMBtu and an additional 20,000 MMBtu per day at a floor price of $4.50 per MMBtu and a ceiling price of $10.25 per MMBtu. Both contracts begin January 2005 and extend through December 2005. The contract settlements are based on an average of NYMEX prices for the last three days of a respective contract month. The contracts require a monthly payment to the counterparty if the average settlement price is above the ceiling price or a payment from the counterparty if the average settlement price is below the floor price.

     Stone Energy is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition and subsequent exploitation, development and operation of oil and gas properties located in the Gulf Coast Basin and Rocky Mountains. For additional information, contact James H. Prince, Chief Financial Officer, at 337-237-0410-phone, 337-237-0426-fax or via e-mail at princejh@StoneEnergy.com.

     Certain statements in this press release are forward-looking and are based upon Stone Energy’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone Energy plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results, are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone Energy’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone Energy’s actual results and plans could differ materially from those expressed in the forward-looking statements.